Exhibit 99.1

The Scotts Miracle-Gro Company NEWS

ScottsMiracle-Gro Announces Nomination of Edith Avilés to Board of Directors and Planned Retirement of Board Member Brian Finn

MARYSVILLE, Ohio, November 7, 2022 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced that its Board of Directors has nominated Edith Avilés to stand for election to the Board at the upcoming 2023 Annual Meeting of Shareholders.
Ms. Avilés has over 30 years of experience in the finance industry, where she has cultivated key relationships and executed growth strategies to deliver strong financial performance across complex global organizations. Currently, she is a managing director in the global investor relations team at Clayton Dubilier & Rice. She previously held leadership roles at Natixis, most recently serving as vice chair of the Americas. Before that, she held senior positions at BNP Paribas and Chase Manhattan Corporation (now JP Morgan Chase).

“We look forward to welcoming Edith to our Board of Directors, as her deep experience in capital markets and leveraged finance will bring an added level of expertise and insights into our Board processes. Her fresh perspectives will be beneficial as we continue on the path of strengthening our balance sheet and improving our overall financial performance,” said Jim Hagedorn, chairman of the Board.

Ms. Avilés is being nominated to succeed Brian Finn, who has decided to retire from the Board at the end of his term at the 2023 Annual Meeting to focus on his family and other interests. “I want to thank Brian for his exemplary service,” Hagedorn said. “Brian’s experience and financial expertise have been invaluable to the Board over the past eight years, and we appreciate his many contributions to the Company.”

About ScottsMiracle-Gro
With approximately $3.9 billion in sales, the Company is one of the world’s largest marketers of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
Corporate Affairs
(937) 644-7044